Corporate Affairs 77 Beale Street San Francisco, CA 94105 1-415-973-5930	Exhibit 99.1

May 2, 2013

CONTACT: PG&E External Communications - (415) 973-5930

PG&E CORPORATION REPORTS FIRST-QUARTER 2013 RESULTS

SAN FRANCISCO, Calif.—PG&E Corporation’s (NYSE: PCG) first-quarter 2013 net income after dividends on preferred stock (also called “income available for common shareholders”) was $239 million, or $0.55 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with $233 million, or $0.56 per share, for the first quarter of 2012.
GAAP results include items that management does not consider part of normal, ongoing operations (items impacting comparability), which totaled $62 million pre-tax, or $0.08 per share for the quarter. The items impacting comparability all relate to natural gas matters, including costs to validate safe pipeline operating pressures and other safety improvements, as well as legal and other costs.
The total cost for natural gas pipeline-related actions incurred at shareholders’ expense since the San Bruno accident in 2010 now exceeds $1.4 billion.
“We continued to make very good operational progress during the quarter, consistent with our focus on becoming one of the safest and most reliable utilities in the country,” said Tony Earley, Chairman, CEO, and President of PG&E Corporation. “We delivered ongoing and significant gains in our gas safety program, completed a safe refueling outage at Diablo Canyon Power Plant, and provided customers with the best electric reliability in our history.”
During the quarter, PG&E’s gas operations team announced completion of three more of the National Transportation Safety Board’s 12 safety recommendations that followed the San Bruno accident, and continued to make progress on the remaining five. The team also continued to strength-test and replace the utility’s transmission pipelines and install additional automatic or remote shut-off valves as part of its safety program.
The first-quarter refueling outage at the company’s nuclear plant was among the most successful in Diablo Canyon’s history, given the depth and breadth of the work involved, the excellent employee safety performance, and its conclusion ahead of schedule.

In electric operations, PG&E’s reliability performance for the quarter achieved a company record for the lowest frequency and duration of outages. Since the quarter ended, the utility also broke ground on the first of three new electric distribution control centers, which will serve to further enhance system reliability for customers over the long term.

Earnings from Operations
On a non-GAAP basis, excluding items impacting comparability, PG&E Corporation’s earnings from operations in the first quarter of 2013 were $276 million, or $0.63 per share. During the same period in 2012, earnings from operations were $372 million, or $0.89 per share.
The quarter-over-quarter difference primarily reflects a number of factors that negatively impacted this year’s first-quarter results. The lower regulated return on equity and debt as compared to last year was the single biggest factor, accounting for $0.10 of the decrease. Other factors included the cost of the regularly scheduled nuclear refueling outage, which accounted for a decrease of $0.06, and additional shares outstanding, which accounted for a decrease of $0.04.

2013 Earnings Guidance
PG&E Corporation is maintaining its previously issued 2013 guidance range for non-GAAP earnings from operations of $2.55 to $2.75 per share. On a GAAP basis, including the estimated amounts for the items impacting comparability for 2013, the range for projected earnings is also unchanged at $1.66 to $2.22 per share.
Guidance is based on various assumptions, including a lower authorized return on equity and additional equity issuances. These and other assumptions are provided in an appendix to the presentation accompanying the earnings release, available on PG&E Corporation's web site at: http://www.pgecorp.com/news/press_releases/Release_Archive2013/130502press_release.shtml.
PG&E Corporation discloses historical financial results and provides guidance based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated income available for common shareholders presented in accordance with GAAP. See the accompanying exhibits for a reconciliation of the differences between results and guidance based on earnings from operations and results and guidance based on consolidated income available for common shareholders.

Supplemental Financial Information
In addition to the financial information accompanying this release, presentation slides for today's conference call with the financial community have been furnished to the Securities and Exchange Commission and are available on the corporation web site above.

Conference Call with the Financial Community to Discuss Financial Results
Today's call at 11:00 a.m., Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://www.pgecorp.com/investors/investor_info/conference/ for more information and instructions for accessing the webcast. The call will be archived on the website. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call until 8:00 p.m. Eastern Time, May 16, 2013, by dialing (866) 415-9493. International callers may dial (205) 289-3247. For both domestic and international callers, the pin number 23959# will be required to access the replay.

Management's statements regarding guidance for PG&E Corporation’s future financial results and earnings from operations per common share and the underlying assumptions constitute forward-looking statements that are necessarily subject to various risks and uncertainties. These statements reflect management’s judgment and opinions which are based on current expectations and various forecasts, estimates, and projections, the realization or resolution of which may be outside of management’s control. PG&E Corporation and the utility are not able to predict all the factors that may affect future results. Some of the factors that could cause actual results to differ materially include:

●
the outcome of pending investigations related to the utility’s natural gas system operating practices and the San Bruno accident, including the ultimate amount of penalties (including criminal penalties, if any) and third-party liability the utility incurs;

●	the outcomes of ratemaking proceedings, such as the 2014 General Rate Case, the electric transmission owner rate case, and the 2015 Gas Transmission and Storage rate case;

●	the ultimate amount of costs the utility incurs in the future that are not recovered through rates;

●	the outcome of future investigations or enforcement proceedings relating to the utility’s compliance with laws, rules, regulations, or orders applicable to the operation, inspection, and maintenance of its electric and gas facilities;

●
whether PG&E Corporation and the utility are able to repair the reputational harm that they have suffered, and may suffer in the future, due to the negative publicity surrounding the San Bruno accident,  the related civil litigation, and the pending investigations, including any charge or finding of criminal liability;

●
the level of equity contributions that PG&E Corporation must make to the utility to enable the utility to maintain its authorized capital structure as the utility incurs charges and costs, including costs associated with natural gas matters and penalties imposed in connection with the pending investigations, that are not recoverable through rates or insurance;

●
the impact of environmental remediation laws, regulations, and orders; the ultimate amount of environmental remediation costs; the extent to which the utility is able to recover such costs from third parties or through rates or insurance; and the ultimate amount of environmental remediation costs the utility incurs that are not recoverable through rates or insurance, such as the remediation costs associated with the utility’s natural gas compressor station site located near Hinkley, California;

●
the impact of new legislation, regulations, recommendations, policies, decisions, or orders relating to the operations, seismic design, security, safety, or decommissioning of nuclear generation facilities, the storage of spent nuclear fuel or cooling water intake;

●
the occurrence of events, including cyber-attacks, that can cause unplanned outages, reduce generating output, disrupt the utility’s service to customers, or damage or disrupt the facilities, operations, or information technology and systems owned by the utility, its customers, or third parties on which the utility relies; and whether the occurrence of such events subject the utility to third-party liability for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory penalties on the utility; and

●	the other factors and risks discussed in PG&E Corporation’s and the utility’s 2012 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

PG&E Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)

	(Unaudited)
	Three Months Ended
	March 31,
(in millions, except per share amounts)	2013	2012
Operating Revenues
Electric	$2,799	$2,772
Natural gas	873	869
Total operating revenues	3,672	3,641
Operating Expenses
Cost of electricity	983	859
Cost of natural gas	346	343
Operating and maintenance	1,338	1,368
Depreciation, amortization, and decommissioning	503	584
Total operating expenses	3,170	3,154
Operating Income	502	487
Interest income	2	1
Interest expense	(176)	(174)
Other income, net	28	26
Income Before Income Taxes	356	340
Income tax provision	114	104
Net Income	242	236
Preferred stock dividend requirement of subsidiary	3	3
Income Available for Common Shareholders	$239	$233
Weighted Average Common Shares Outstanding, Basic	434	414
Weighted Average Common Shares Outstanding, Diluted	435	416
Net Earnings Per Common Share, Basic	$0.55	$0.56
Net Earnings Per Common Share, Diluted	$0.55	$0.56
Dividends Declared Per Common Share	$0.46	$0.46

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”)
First Quarter, 2013 vs. 2012
(in millions, except per share amounts)

	Three Months Ended March 31,
	Earnings		Earnings per Common Share (Diluted)
	2013	2012	2013	2012

PG&E Corporation Earnings from Operations (1)	$ 276	$ 372	$ 0.63	$ 0.89
Items Impacting Comparability: (2)
Natural gas pipeline matters (3)	(37)	(97)	(0.08)	(0.23)
Environmental-related costs	-	(42)	-	(0.10)
PG&E Corporation Earnings on a GAAP basis	$ 239	$ 233	$ 0.55	$ 0.56

(1)	“Earnings from operations” is not calculated in accordance with GAAP and excludes items impacting comparability as described in Note (2) below.

(2)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(3)
PG&E Corporation’s subsidiary, Pacific Gas and Electric Company (“Utility”) incurred net costs of $62 million, on a pre-tax basis, during the three months ended March 31, 2013 in connection with natural gas matters.  (The after-tax amount of $37 million appears in the table above.)  These amounts included pipeline-related costs to validate operating pressures and perform other activities associated with safety improvements to the Utility’s natural gas system, as well as legal and other costs.  There were no additional charges recorded for this period related to penalties or third-party claims, and no insurance recoveries.

(pre-tax)	Three Months Ended March 31, 2013
Pipeline-related costs	$(62)
Penalties	-
Third-party claims	-
Insurance recoveries	-
Natural gas matters	$(62)

Key Drivers of PG&E Corporation Earnings per Common Share (“EPS”) from Operations
First Quarter, 2013 vs. 2012
($/Share, Diluted)

First Quarter 2012 EPS from Operations (1)	$0.89

Growth in rate base earnings	0.05

Reduction in authorized cost of capital	(0.10)
Nuclear refueling outage	(0.06)
Timing of incremental work	(0.03)
Gas transmission revenues	(0.01)
Increase in shares outstanding	(0.04)
Miscellaneous	(0.07)
First Quarter 2013 EPS from Operations (1)	$0.63

(1)
See Reconciliation of PG&E Corporation Earnings from Operations to Consolidated Income Available for Common Shareholders in Accordance with GAAP for a reconciliation of EPS from Operations to EPS on a GAAP basis.

PG&E Corporation EPS Guidance

2013 EPS Guidance	Low	High
Estimated EPS on an Earnings from Operations Basis	$2.55	$2.75
Estimated Items Impacting Comparability (1)
Natural gas matters (2)	(0.85)	(0.53)
Environmental-related costs (3)	(0.04)	0.00
Estimated EPS on a GAAP Basis	$1.66	$2.22

(1)	Items impacting comparability reconcile earnings from operations with Consolidated Income Available for Common Shareholders as reported in accordance with GAAP.

(2)
This range corresponds to the range of unrecovered costs associated with natural gas matters, after-tax, of $382 million and $237 million.  The pre-tax range of costs for items in Natural Gas Matters is shown below.

2013
(in millions, pre-tax)	Low EPS guidance range	High EPS guidance range
Pipeline-related costs (a)	$ (500)	$ (400)
Penalties (b)	-	-
Third-party claims (c)	(145)	0
Insurance recoveries (d)	-	-
Natural gas matters	$ (645)	$ (400)

(a)
The range of $400 million to $500 million reflects pipeline-related expenses that are not recoverable through rates, including to perform work associated with the Utility’s pipeline safety enhancement plan, work related to the Utility’s multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way, the integrity management of transmission pipelines and other gas-related work, and legal and other expenses.

(b)
Although the Utility believes the ultimate amount of penalties could be materially higher than the $200 million accrued as of December 31, 2012, losses for penalties are recognized only when deemed probable and reasonably estimable under applicable accounting standards. The guidance provided does not include any potential future penalties (other than those already accrued).

(c)
Based on the cumulative charges recorded to net income through 2012 of $455 million, the cumulative range for third-party claims is $455 million to $600 million. The guidance provided does not include any potential losses for punitive damages.

(d)
Although the Utility believes that a significant portion of the costs it incurs for third-party claims will be recovered through its insurance, insurance recoveries are recognized only when deemed probable under applicable accounting standards.  The guidance provided does not include any potential future insurance recoveries.

(3)
This range corresponds to the environmental-related cost range of $0 to $30 million, pre-tax, primarily reflecting additional potential costs for the Utility’s whole house water replacement program and other remedial measures associated with the Hinkley natural gas compressor site. The guidance provided is based on the assumption that the final groundwater remediation plan is adopted as proposed.

Actual financial results for 2013 may differ materially from the EPS guidance provided.  Please see the accompanying discussion of factors that could cause actual results to differ materially.